EXHIBIT 11


                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share
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                                                                  For the Three                        For the Nine
                                                                   Months Ended                        Months Ended
(dollars in thousands, except per share data)                     September 30,                       September 30,
                                                               2002             2001               2002             2001
                                                          --------------  ---------------     --------------  ---------------
BASIC EARNINGS PER SHARE
EARNINGS:
Income before extraordinary gain                          $       4,619   $        3,197      $      13,309   $        8,798
Net income                                                $       4,619   $        3,197      $      13,719   $        8,798

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding                    7,896,663        7,889,519          7,870,408        7,914,815
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BASIC EARNINGS PER SHARE:

Income before extraordinary gain                          $        0.58   $         0.41      $        1.69   $         1.11
Net income                                                $        0.58   $         0.41      $        1.74   $         1.11
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DILUTED EARNINGS PER SHARE
EARNINGS:
Income before extraordinary gain                          $       4,619   $        3,197      $      13,309   $        8,798
Net income                                                $       4,619   $        3,197      $      13,719   $        8,798

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding                    7,896,663        7,889,519          7,870,408        7,914,815
Net effect of the assumed exercise of stock
     options based on the treasury stock method                 253,340          144,166            213,825          120,342
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          Total                                               8,150,003        8,033,685          8,084,233        8,035,157
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BASIC EARNINGS PER SHARE:

Income before extraordinary gain                          $        0.57   $         0.40      $        1.65   $         1.09
Net income                                                $        0.57   $         0.40      $        1.70   $         1.09
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